Exhibit (a)(5)(C)

Press release

Immedica successfully completes tender offer for all outstanding shares of common stock of Marinus Pharmaceuticals, Inc.

Stockholm, Sweden – February 7, 2025 – Immedica Pharma AB (“Immedica”), a leading global rare disease company, announced today that it has, through its indirect wholly owned subsidiary Matador Subsidiary, Inc., a Delaware corporation (“Purchaser”), successfully completed its tender offer to purchase all outstanding shares of common stock of Marinus Pharmaceuticals, Inc. (“Marinus”) (Nasdaq: MRNS) at a price of USD 0.55 per share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes.

The tender offer expired as scheduled at 12:00 midnight, Eastern Time, at the end of the day on February 6, 2025. As of the expiration, 37,287,732 shares of common stock of Marinus have been validly tendered and not validly withdrawn, representing approximately 67.5 percent of Marinus’ outstanding shares of common stock, according to the depositary for the tender offer. The conditions to the tender offer were satisfied, and Immedica and Purchaser have accepted for payment and will promptly pay the depositary for all validly tendered shares.

Immedica expects to complete the acquisition of Marinus on February 11, 2025, through a merger without a vote or meeting of Marinus’ stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. At the effective time of the merger, and subject to any perfected appraisal rights, all of the remaining shares of common stock of Marinus not purchased in the tender offer will be converted into the right to receive the same USD 0.55 per share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes. Upon completion of the merger, Marinus will become an indirect wholly owned subsidiary of Immedica, and the common stock of Marinus will cease to be traded on the NASDAQ Global Market.

On February 11, 2025, Immedica intends to file with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to the tender offer statement on Schedule TO which sets forth the final results of the tender offer.

Broadbridge Corporate Issuer Solutions, LLC is acting as depositary for the tender offer.

For Immedica, MTS Health Partners, L.P. acted as the financial advisor and Gibson, Dunn & Crutcher LLP as the legal counsel. For Marinus, Barclays Capital Inc. acted as the financial advisor and Hogan Lovells US LLP as the legal counsel.

Forward-looking statements

This press release contains forward-looking statements related to Immedica, Marinus and the acquisition of Marinus by Immedica (the “Transaction”) that involve risks and uncertainties and reflect each of Immedica’s and Marinus’ judgment as of the date of this press release. These forward-looking statements generally are identified by words such as “believe,” “can,” “could,” “seek,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “might,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, many of which are outside of Immedica’s and Marinus’ control. Forward-looking statements are based on Immedica’s and Marinus’ current expectations and beliefs, and neither Immedica nor Marinus can give assurances that its expectations or beliefs will be achieved. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others: the ability to consummate the Transaction and to meet expectations regarding the timing and completion of the Transaction; litigation relating to the Transaction; the satisfaction or waiver of the other conditions to the completion of the Transaction on the terms expected or on the anticipated schedule; the financial condition, results of operations and business of Immedica and Marinus; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement entered into between the companies; the risk that Immedica may be unable to achieve the anticipated benefits of the Transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; and other risks described in Immedica’s and Marinus’ respective prior press releases and listed under the heading “Risk Factors” in Marinus’ reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, the Schedule 14D-9 filed by Marinus and the Schedule TO and related tender offer documents filed by Immedica and Purchaser. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and each of Immedica and Marinus assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Neither Immedica nor Marinus gives any assurance that either Immedica or Marinus will achieve its expectations.

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. Marinus’ product, ZTALMY® (ganaxolone) oral suspension CV, is an FDA-approved prescription medication introduced in the United States in 2022. For more information, please visit www.marinuspharma.com and follow us on Facebook, LinkedIn and X.

About Immedica

Immedica is a pharmaceutical company, headquartered in Stockholm, Sweden, focused on the commercialization of medicines for rare diseases and specialty care products. Immedica’s capabilities cover marketing and sales, compliance, pharmacovigilance, quality assurance, regulatory, medical affairs and market access, as well as a global distribution network serving patients in more than 50 countries. Immedica is fully dedicated to helping those living with diseases which have a large unmet medical need. Immedica’s therapeutic areas are within genetic & metabolic diseases, hematology & oncology and specialty care. Immedica was founded in 2018 and employs today around 130 people across Europe, the Middle East and the United States. Immedica is backed by the investment firms KKR and Impilo. For more information visit www.immedica.com

Immedica contact:

Linda Holmström

Head of Communications

linda.holmstrom@immedica.com

Marinus contact:

Molly Cameron

Director, Corporate Communications & Investor Relations

Marinus Pharmaceuticals, Inc.

mcameron@marinuspharma.com

Information Agent for the offer:

MacKenzie Partners, Inc

+1 800 322 2885